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                                                                    Exhibit 99.1

NEWS RELEASE

                          FOR:         Marisa Christina, Incorporated

                          CONTACT:     Michael Lerner
                                       Chairman and Chief Executive Officer
                                       (212) 221-5770
                                       S. E. Melvin Hecht
                                       Vice-Chairman and Chief Financial Officer
                                       (201) 758-9800

FOR IMMEDIATE RELEASE

MARISA CHRISTINA REPORTS FOURTH QUARTER AND 2004 YEAR-END RESULTS

      New York, New York, March 21, 2005 -- Marisa Christina, Incorporated (OTC:
MRSA) today reported results for the fourth quarter and year ended December 31, 2004.

      For 2004, the Company reported an operating loss of $579,000 compared with $826,000 in 2003. For 2004, the Company reported a loss before income tax expense of $376,000 compared with $641,000 in 2003, a 41.3% improvement.

      Net sales for the fourth quarter of 2004 were $5.5 million compared with $5.0 million in the comparable quarter of 2003. For 2004, net sales were $22.0 million compared with $23.4 million in 2003.

      Gross profit for the fourth quarter of 2004 was $1.7 million compared with $1.0 million for the fourth quarter of 2003. As a percentage of net sales, gross profit increased from 20.4% for the fourth quarter of 2003 to 29.8% for the fourth quarter of 2004. For 2004, gross profit was $6.6 million compared with $7.1 million in 2003 or 30.1% and 30.5% of net sales, respectively.

      For the fourth quarter of 2004 and 2003, operating expenses were $1.9 million. For 2004, operating expenses were $7.2 million compared with $8.0 million in 2003, a reduction of 9.4%.

      During the quarter ended September 30, 2004, the Company reassessed the recovery of its deferred tax assets in accordance with the provisions of SFAS No. 109, Accounting for Income Taxes. In making its' assessment, management determined that operating results for the three-year period ended December 31, 2004 were not sufficient to support a conclusion that recovery of the deferred tax assets is more likely than not. While management believes the Company will achieve profitable operations in future years that will enable the Company to recover a substantial portion of its deferred tax assets, the Company presently does not have sufficient objective evidence to support management's belief. Accordingly, the Company increased its valuation allowance for deferred assets by approximately $6.6 million to $11.5 million at September 30, 2004. After giving effect to this valuation allowance, the net loss for 2004 was $7.0 million compared to a net loss of $431,000 in 2003. The Company's loss per diluted share was $0.95 per share in 2004 compared to $0.06 in 2003.

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      Marisa Christina, Inc. designs, manufactures, sources and markets a broad line of high quality "better" clothing for women. The Marisa Christina label includes sweaters characterized by classic, timeless styling and unique details.

      Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with the success of future advertising and marketing programs, the receipt and timing of future customer orders, price pressures and other competitive factors and a softening of retailer or consumer acceptance of the Company's products leading to a decrease in anticipated revenues and gross profit margins. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained upon request from the Company.

                            -Financial Table Follows-

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                 MARISA CHRISTINA, INCORPORATED AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


                                                   Three Months Ended         Twelve Months Ended
                                                       December 31,               December 31,
                                                 ----------------------      ----------------------
                                                   2004          2003          2004          2003
                                                 --------      --------      --------      --------
Net sales                                        $  5,547      $  4,987      $ 22,032      $ 23,393
Cost of goods sold                                  3,894         3,968        15,409        16,268
                                                 --------      --------      --------      --------
     Gross profit                                   1,653         1,019         6,623         7,125
Selling, general and administrative expenses        1,870         1,891         7,202         7,951
                                                 --------      --------      --------      --------
     Operating loss                                  (217)         (872)         (579)         (826)
Interest income (expense), net                          8            (2)           31            21
Licensing and miscellaneous income, net                69            73           171           164
                                                 --------      --------      --------      --------
     Loss before income tax expense                  (140)         (801)         (377)         (641)
Income tax (expense) benefit                          (23)          278        (6,578)          210
                                                 --------      --------      --------      --------
         Net loss                                $   (163)     $   (523)     $ (6,955)     $   (431)
                                                 ========      ========      ========      ========
Basic and diluted net loss per weighted
   average common share                          $  (0.02)     $  (0.07)     $  (0.95)     $  (0.06)
                                                 ========      ========      ========      ========
Basic and diluted weighted average common
     shares outstanding                             7,295         7,295         7,295         7,295
                                                 ========      ========      ========      ========